[BCE INC. LOGO] News Release

For Immediate Release
Montréal, October 27, 2008

BCE states action brought on behalf of Shareholders is completely without merit

BCE (TSX, NYSE: BCE) today stated that the action brought under the Saskatchewan Class Action Act on behalf of common shareholders of BCE is completely without merit and will be vigorously defended in court. The Statement of Claim seeks, among other things, the payment of BCE’s second and third quarter common dividends, damages and an injunction to halt the privatization transaction until the dividends are paid.

Pursuant to the Definitive Agreement relating to the privatization transaction, as amended, the acquisition of the company is scheduled to close on or before December 11, 2008.

Caution Concerning Forward-looking Statements

This news release contains forward-looking statements relating to the proposed privatization of BCE, legal proceedings related thereto and other statements that are not historical facts. Such forward-looking statements are subject important risks, uncertainties and assumptions including, in particular, the inherent uncertainty regarding the conduct, outcome and timing of any litigation. The results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, we cannot guarantee that any forward-looking statement will materialize.

The timing and completion of the proposed privatization transaction is subject to each of the parties fulfilling their commitments under the transaction documents and to a number of terms and conditions, including, without limitation, the provisions of, and certain termination rights available to the parties under, the definitive agreement dated June 29, 2007, as amended by the final amending agreement dated July 4, 2008, governing the terms of the transaction. The conditions to the transaction may not be satisfied in accordance with their terms, and/or the parties to the definitive agreement may exercise their termination rights, in which case the proposed privatization transaction could be modified, restructured or terminated, as applicable. Failure to complete the proposed privatization transaction could have a material adverse impact on the market price of BCE’s shares.

The forward-looking statements contained in this news release are made as of the date of this release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Additionally, we undertake no obligation to comment on expectations of, or statements made by, third parties in respect of the proposed privatization transaction. For additional information with respect to certain of these and other assumptions and risks, please refer to BCE’s 2007 annual management’s discussion and analysis (“MD&A”) dated March 5, 2008 included in the Bell Canada Enterprises 2007 Annual Report, BCE’s 2008 First Quarter MD&A dated May 6, 2008, BCE’s 2008 Second Quarter MD&A dated August 5, 2008, the definitive agreement dated June 29, 2007, as amended by the final amending agreement dated July 4, 2008, and BCE’s management proxy circular dated August 7, 2007, all filed by BCE with the Canadian securities commissions (available at www.sedar.com) and with the U.S. Securities and Exchange Commission (available at ). These documents are also available on BCE’s website at www.bce.ca.

About BCE

BCE is Canada’s largest communications company, providing the most comprehensive and innovative suite of communication services to residential and business customers in Canada. Under the Bell brand, the Company’s services include local, long distance and wireless phone services, high-speed and wireless Internet access, IP-broadband services, information and communications technology services (or value-added services) and direct-to-home satellite and VDSL television services. BCE also holds an interest in CTVglobemedia, Canada’s premier media company. BCE shares are listed in Canada and the United States.

For inquiries, please contact:

Jacques Bouchard Bell Media Relations 514 391-2007 1 877 391-2007	Thane Fotopoulos BCE, Investor Relations 514 870-4619 thane.fotopoulos@bell.ca

jacques.bouchard1@bell.ca